Exhibit 21

List of Subsidiaries

Subsidiary	Jurisdiction
Crocs Asia Pte Ltd.	Singapore
Crocs Austria GmbH	Austria
Crocs Australia Pty Ltd.	Australia
Crocs Bermuda Ltd.	Bermuda
Crocs Brasil Comércio de Calçados Ltda.	Brazil
Crocs Canada Inc.	Canada
Crocs Europe B.V.	The Netherlands
Crocs Europe BV (Italy Branch)	Italy
Crocs Footwear & Accessories (Shanghai) Co., Ltd.	China
Crocs Footwear (Malaysia) Sdn. Bhd.	Malaysia
Crocs France S.A.R.L.	France
Crocs General Partner LLC	Delaware
Crocs Germany GmbH	Germany
Crocs Hong Kong Ltd.	Hong Kong
Crocs India Private Limited	India
Crocs Industrial (Hong Kong) Co. Ltd.	Hong Kong
Crocs Industrial (Shenzhen) Co. Ltd.	China
Crocs Italy S.r.l.	Italy
Crocs Japan GK	Japan
Crocs Japan GK (Taiwan Branch)	Taiwan
Crocs Korea Inc	South Korea
Crocs Malta Ltd	Malta
Crocs Malta Holdings Ltd	Malta
Crocs México, S. de R.L. de C.V.	Mexico
Crocs México Trading Company, S. de R.L. de C.V.	Mexico
Crocs Nordic OY	Finland
Crocs Puerto Rico, Inc.	Puerto Rico
Crocs Retail, LLC	Colorado
Crocs Servicios México, S. de R.L. de C.V.	Mexico
Crocs Singapore Pte Ltd.	Singapore
Crocs S.R.L.	Argentina
Crocs Stores AB	Sweden
Crocs Stores B.V.	The Netherlands
Crocs Trading (Shanghai) Co. Ltd.	China
Crocs UK Limited	United Kingdom
Crocs US Latin American Holdings, LLC	Delaware
Crocs Vietnam Limited Liability Company	Vietnam
Colorado Footwear C.V.	The Netherlands
Jibbitz LLC	Colorado
LLC Crocs CIS	Russia
Panama Footwear Distribution S. De R.L.	Panama
Western Brands Holding Company, LLC	Colorado
Western Brands Netherlands Holding C.V.	The Netherlands